EXHIBIT 99.1


                                            News Release
                                            FOR IMMEDIATE RELEASE

Contacts:  Chuck Coppa, CFO, or Lyle Jensen, CEO
           GreenMan Technologies, 781/224-2411


                      GreenMan Technologies, Inc. Receives
             Delisting Notification From The American Stock Exchange


      LYNNFIELD, Massachusetts - June 8, 2006-- GreenMan Technologies, Inc. (AMEX: GRN) announced today it has received notice that the American Stock Exchange's Listing Qualifications Panel has affirmed the Exchange's Listing Qualification Department's recommendation to delist the Company's common stock (See our April 27, 2006 release). Accordingly, AMEX intends to suspend trading in GreenMan's common stock after the close of trading on June 14, 2006 and will proceed with filing an application with the Securities and Exchange Commission to strike GreenMan's common stock from listing on the AMEX.

The Panel affirmed that GreenMan is not in compliance with AMEX's requirements for continued listing set forth in Section 1003(a)(ii) of AMEX's Company Guide, which requires a company to maintain stockholders' equity in excess of $4,000,000 if it has sustained losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

Chuck Coppa, GreenMan's Chief Financial Officer, stated, "While not pleased with the Panel's decision, we accept it and are proceeding with our efforts to ensure that GreenMan's common stock is quoted and eligible for trading on the Over-The-Counter Bulletin Board on or before June 15, 2006 or as soon as practicable thereafter. We will provide updates on a timely and continual basis to keep our shareholders informed and facilitate a smooth transition to our new exchange.

Lyle Jensen, GreenMan's Chief Executive Officer, stated, "Our primary focus today remains the implementation of our previously discussed five-point action plan intended to ensure the future viability and profitability of GreenMan as well as maximize the value of our existing core operating assets".

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not be able to secure the financing necessary to return to profitability, the impact of the pending delisting our common stock by the American Stock Exchange , the possibility that we may not realize the benefits of product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended March 31,2006. The Company disclaims any intent or obligation to update these "forward-looking" statements.